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                                                                    EXHIBIT 6.15

                              COMMISSION AGREEMENT

         THIS COMMISSION AGREEMENT (this "Agreement"), dated as of December 31, 1999, is entered into by and between Qorus.com, Inc., a Delaware corporation ("Qorus"), and NetDox, Inc., a Delaware corporation ("NetDox").

         WHEREAS, Qorus and NetDox entered into that certain Bill of Sale, Assignment and Assumption Agreement, dated as of July 15, 1999 (the "Acquisition Agreement"), by which Qorus acquired from NetDox certain assets of NetDox, including, but not limited to all customer lists, contacts and prospects;

         WHEREAS, subsequent to July 15, 1999, Qorus entered into that certain Master Agreement (the "Moore Contract") with Moore Business Communication Services, a division of Moore North America, Inc. ("Moore");

         WHEREAS, NetDox negotiated with Moore for approximately six months prior to the date of the Acquisition Agreement and was in current negotiations with Moore at the time the transactions contemplated by the Acquisition Agreement were consummated;

         WHEREAS, Qorus wishes to compensate NetDox for its efforts in securing the Moore Contract prior to the time the relationship with Moore was acquired by Qorus pursuant to the Acquisition Agreement on the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Qorus shall pay and deliver to NetDox an amount equal to twenty percent (20%) of all gross revenues received by Qorus under the Moore Contract. Such amounts shall be payable by Qorus to NetDox in cash within fourteen (14) business days of receipt thereof by Qorus. For purposes of this Agreement, gross revenues shall be deemed to include only recurring revenues. Development fees and any other such non-recurring fees or revenues shall be excluded from the calculation of commissions hereunder. NetDox shall have reasonable access during normal business hours to all invoices and payment records relating to the Moore Contract.

         2. This Agreement may not be changed, modified, discharged or terminated orally or in any manner, other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.

         3. If any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving



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effect to conflict of laws principles thereof, except if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Agreement with respect to such matter.

         5. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instruments. Signatures to this Agreement may be transmitted by facsimile and to the extent so transmitted shall be deemed an original.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                                   QORUS.COM, INC.,
                                                   a Delaware corporation


                                                   By:
                                                      -------------------------
                                                      Michael Sohn
                                                      Chief Executive Officer


                                                   NETDOX, INC.,
                                                   a Delaware corporation


                                                   By:
                                                      -------------------------
                                                      Neil Ludwig
                                                      President





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